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           Amendment to the Basic Agreement of June 17/th//18/th/ 1999

                                     between

                               LION bioscience AG
                                Waldhoferstr. 98,
                            69123 Heidelberg, Germany
                        represented by its managing board
                           -called "LION" hereinafter-

                                       and

                                    Bayer AG
                                51368 Leverkusen
                          -called "BAYER" hereinafter-


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Due to the successful co-operation of LION and BAYER during the first 2 years of the contractual period the parties agree to amend the Basic Agreement of June 17/th//18/th/ 1999 as follows:

As the delivery of human or rat genes encoding for druggable or therapeutic proteins was realized in a much faster sequence than originally provided in Annex 1.9, in addition to the term 8 of the Basic Agreement BAYER agrees to pay to LION a one time success premium of US $2.310.000.

All other provisions of the Basic Agreement remain in force without modification.

In Witness thereof, the parties hereof, intending to be bound hereby, have signed this Amendment as of the dates indicated here:

Executed by and on behalf of LION bioscience AG

Heidelberg, 15.2.2002

   /s/ Friedrich von Bohlen und Halbach
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Dr. Friedrich von Bohlen und Halbach

Executed by and on behalf of Bayer AG
Leverkusen,

   /s/ Wolfgang Hartwig
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Prof. Dr. Wolfgang Hartwig